EXHIBIT 99.1

BGC Announces Agreement to Sell its Insurance Brokerage Business to The Ardonagh Group for $500 Million

Transaction Expected to Close in the second half of 2021

NEW YORK, NY – May 26, 2021 – BGC Partners, Inc. (Nasdaq: BGCP) (“BGC”), a leading global brokerage and financial technology company, announced today that it has entered into an agreement to sell its Insurance Brokerage business for $500 million of cash consideration to The Ardonagh Group Limited (“Ardonagh”).

Management Comments:

Howard W.  Lutnick, Chairman and Chief Executive Officer of BGC, said: “The agreement to sell our Insurance Brokerage business for $500 million reflects the significant value we have created since entering this market in 2017. Like our previous sales of eSpeed and Trayport, as well as our IPO and tax-free spin-off of Newmark, this sale further demonstrates our commitment to driving shareholder value.

While we have built an exceptional Insurance Brokerage business, this sale will focus our resources on Fenics. We expect to use the proceeds to accelerate Fenics growth and to repurchase shares and/or units.

Ardonagh is an excellent partner to continue our Insurance Brokerage business. The combined platform will add to their strength, capability, and create the world’s leading independent specialty insurance broker.

While our Insurance Brokerage business provided less than 10 percent of BGC’s total revenue over the trailing twelve-months1, the $500 million of cash that we expect to receive represents over 17 percent of BGC’s fully diluted market capitalization2.

The sale proceeds will provide additional capital to accelerate Fenics growth, which increased 40 percent year-over-year in the first quarter of 2021. Additionally, our Fenics Growth Platforms, which include Fenics UST, Fenics GO, Lucera, Fenics FX, and other newer standalone platforms, grew more than 82 percent over the same period. While the growth of our Insurance Brokerage business was industry-leading, we believe the scale and scope of the Fenics opportunity is far greater, with potential to drive shareholder value materially higher.”

Mr. Lutnick, concluded: “We have been clear and consistent about our plans to express the value of BGC’s assets. This transaction demonstrates our commitment to increase shareholder value and focus our interest on Fenics, which we believe represents the greatest opportunity for our Company.”

[1]	Trailing twelve-month period ending March 31, 2021.
[2]	Calculated using BGC’s closing stock price on May 25, 2021 of $5.24 and the Company’s fully diluted share count of 557.0 million as of period-end March 31, 2021.

PROPOSED TRANSACTION DETAILS AND FINANCIAL IMPACT:

Under the terms of the purchase agreement, Ardonagh will acquire the equity of the entities that comprise BGC’s Insurance Brokerage business3. BGC will receive $500 million in cash, subject to limited adjustments, upon completion of the transaction.

The transaction is expected to close in the second half of 2021, subject to customary closing conditions, including the receipt of required regulatory approvals.

The one-time gain associated with the transaction will be reflected in BGC’s consolidated results under U.S. Generally Accepted Accounting Principles (GAAP) but will be excluded from the Company’s results for Adjusted Earnings.

BGC’s Insurance Brokerage business contributed approximately $191 million4 in revenue during the twelve-month period ending March 31, 2021.

BGC intends to use the proceeds from the sale to invest in its Fenics business, to repurchase BGC shares and/or units, and for general corporate purposes.

ADVISORS:

Cantor Fitzgerald & Co. and Bank of America are serving as financial advisors, and Bryan Cave Leighton Paisner LLP is acting as counsel to BGC.

About BGC Partners, Inc.

BGC Partners, Inc. (“BGC”) is a leading global brokerage and financial technology company. BGC specializes in the brokerage of a broad range of products, including Fixed Income (Rates and Credit), Foreign Exchange, Equities, Energy and Commodities, Shipping, Insurance, and Futures. BGC also provides a wide variety of services, including trade execution, brokerage, clearing, trade compression, post-trade, information, and other back-office services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, Lucera, Corant Global, Corant, and Piiq are trademarks/service marks and/or registered trademarks/service marks of BGC and/or its affiliates.

[3]	Includes Ed Broking Group Limited and Besso Insurance Group Limited, each wholly owned subsidiaries of BGC.
[4]	Includes interest and dividend income and other revenues.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

About The Ardonagh Group

The Ardonagh Group is the UK’s largest independent insurance broker powered by a network of over 100 international locations across the UK and Ireland and a workforce of over 7,000 people. Formed in 2017, Ardonagh today brings together best-in-class brands including Autonet, Arachas, Bishopsgate, Broker Network, Carole Nash, Compass Networks, Ethos Broking, Geo Underwriting, Price Forbes, Swinton, Towergate and URIS.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:

Karen Laureano-Rikardsen

+1 212-829-4975

Investor Contact:

Jason Chryssicas

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